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                                                                    EXHIBIT 12.1

                     Computation of Ratio of Earnings to Fixed Charges
                                             (in thousands)
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                                       Years ended December 31,              Pro Forma
                          ----------------------------------------------    -----------
                               1994      1995    1996      1997     1998       1998
                               ----      ----    ----      ----     ----       ----
                                                                            (unaudited)
Earnings:
Income before taxes         $ 29,432  $ 30,101 $ 34,763 $ 42,707   $7,726     $  (4,600)

Fixed Charges:
Interest expense                   -         -        -        -   21,426        32,618
Rentals                          198       198      363      396      508           508
                              ------    ------   ------   ------   ------        ------
                                 198       198      363      396   21,934        33,126

Income before taxes and
fixed charges               $ 29,630  $ 30,299 $ 35,126 $ 43,103  $29,660     $  28,526

Ratio of earnings to
fixed charges                 149.65    153.03    96.77   108.85     1.35          0.86
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